EXHIBIT 12

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                   Six Months and Quarter Ended June 27, 1999

(Thousands of Dollars)



                                                      Six
                                                     Months        Quarter
                                                    -------        -------

Earnings available for fixed charges:
  Net earnings                                     $ 46,084         32,289
  Add:
    Fixed charges                                    34,033         17,879
    Income taxes                                     20,705         14,507
                                                    -------        -------
      Total                                        $100,822         64,675
                                                    =======        =======


Fixed Charges:
  Interest on long-term debt                       $ 12,649          6,476
  Other interest charges                             12,949          7,149
  Rental expense representative
   of interest factor                                 8,435          4,254
                                                    -------        -------
      Total                                        $ 34,033         17,879
                                                    =======        =======

Ratio of earnings to fixed charges                     2.96           3.62
                                                    =======        =======